Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement and Post-Effective Amendment No. 1 to Registration Statement No. 333-125292 on Form S-8 of our report dated March 27, 2007, relating to the financial statements and financial statement schedules of Sears Holdings Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sears Holdings Corporation for the year ended February 3, 2007 and our reports dated June 27, 2006 appearing in the Annual Reports on Form 11-K of the Sears Holdings 401(k) Savings Plan and the Sears Puerto Rico Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 27, 2007